UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 25, 2022
Riley Exploration Permian, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-15555	87-0267438
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
29 E. Reno Avenue, Suite 500
Oklahoma City, Oklahoma 73104
Address of Principal Executive Offices, Including Zip Code)
405-415-8699
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	REPX	NYSE American
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Appointment of New Director

Effective as of January 25, 2022, the Board of Directors (the “Board”) of Riley Exploration Permian, Inc. (the "Company"), increased the size of the Board from 5 to 6 members and appointed Rebecca L. Bayless as an independent member to fill the newly-created directorship. Ms. Bayless will have an initial term expiring at the Company’s 2022 Annual Meeting of Stockholders, at which time she will stand for election by the Company’s stockholders. Ms. Bayless has also been appointed to serve as the Chairperson of the Nominating and Corporate Governance Committee and as a member of the Audit Committee and Compensation Committee.

The Board has determined that Ms. Bayless is an “independent director” as such term is defined under the NYSE American Company Guide.

Ms. Bayless was not appointed to the Board pursuant to any arrangement or understanding with any other person, and there are no current or proposed transactions between the Company and Ms. Bayless or her immediate family members which would require disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

Ms. Bayless entered into an independent director agreement with the Company on January 25, 2022. Pursuant to the independent director agreement, Ms. Bayless will receive (i) an annual cash retainer of $75,000, payable quarterly in arrears, (ii) an additional cash payment of $10,000 for serving as the Chairperson of the Nominating and Corporate Governance Committee, and (iii) $125,000 paid in restricted stock based on the closing price of the Company’s common stock on the day immediately prior to the effective date of her independent director agreement. The restricted stocked was granted pursuant to a restricted stock award agreement under the Company’s 2021 Long Term Incentive Plan that will vest on the one-year anniversary of the grant date, subject to continued service through the vesting date.

Ms. Bayless also entered into an indemnification agreement with the Company on January 25, 2022. This agreement will require the Company to indemnify Ms. Bayless to the fullest extent permitted under Delaware law against liability that may arise by reason of her service as a director of the Company, and to advance expenses incurred as a result of any proceeding against her as to which she could be indemnified.

The foregoing description of the indemnification agreement for Ms. Bayless contained herein does not purport to be complete and is qualified in its entirety by reference thereto, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Employment Agreement with Executive Officer

Ms. Amber Bonney was appointed Chief Accounting Officer of the Company effective August 31, 2021. Effective January 25, 2022, the Company and Ms. Bonney entered into an employment agreement with an initial term of two years, with automatic renewals thereafter. The employment agreement sets forth the material terms and conditions of her employment, including base salary, target annual cash bonus opportunity, target annual equity award opportunity, standard employee benefit plan participation, severance and change in control benefits. Additionally, Ms. Bonney’s employment agreement also includes certain restrictive covenants that generally prohibit her from (i) competing against the Company, (ii) disclosing information that is confidential to the Company and its subsidiaries and (iii) from soliciting or hiring the Company’s employees and those of its subsidiaries or soliciting the Company’s customers. Ms. Bonney’s employment agreement may be assigned to an affiliate of the Company.

The foregoing description of the employment agreement for Ms. Bonney contained herein does not purport to be complete and is qualified in its entirety by reference thereto, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 7.01 - Regulation FD Disclosure

On January 25, 2022, the Company issued a press release announcing the appointment of Ms. Bayless as director and scheduling the Company’s earnings call to discuss financial results for the fiscal quarter ended December 31, 2021. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 7.01 by reference.

The information in this Item 7.01 and in Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits
(d)    Exhibits

Exhibit No.	Description
10.1
Form of Indemnification Agreement (incorporated by reference from Exhibit 10.14 to the Registrant’s Registration Statement on Form S-4/A, as filed with the Securities and Exchange Commission on January 21, 2021, Registration No. 333-250019)

10.2*	Employment Agreement dated January 25, 2022 by and between Riley Exploration Permian, Inc. and Amber Bonney
99.1*	Press Release dated January 27, 2022
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL
*    Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RILEY EXPLORATION PERMIAN, INC.

Date: January 27, 2022	By:	/s/ Bobby D. Riley
Bobby D. Riley
Chairman of the Board and Chief Executive Officer